Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports First Quarter 2017 Results

JOHANNESBURG, November 3, 2016 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for Q1 2017.

•	Q1 2017 Revenue of $155.6 million, an increase of 10% in constant currency;

•	Q1 2017 FEPS of $0.48, which includes a 15% adverse impact related to higher share count.

Summary Financial Metrics

	Three months ended September 30,
			% change		% change
	2016	2015	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	155,633	154,473	1%		10%
GAAP net income	24,632	23,020	7%		16%
Fundamental net income (1)	25,753	26,458	(3%	)	4%
GAAP earnings per share ($)	0.46	0.49	(7%	)	1%
Fundamental earnings per share ($) (1)	0.48	0.56	(14%	)	(9%	)
Fully-diluted shares outstanding (‘000’s)	53,923	47,080	15%
Average period USD/ ZAR exchange rate	14.10	12.96	9%

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q1 2017 and Q1 2016 results

  Unfavorable impact from the strengthening of the U.S. dollar against ZAR: The U.S. dollar appreciated by 9% against the ZAR during Q1 2017, which negatively impacted our reported results;
  Impact of fiscal 2016 share issuances, net of buybacks on FEPS: During the latter half of fiscal 2016, we issued approximately 10 million shares to the IFC Investors. The impact of these and other issuances during fiscal 2016, net of approximately 2.4 million shares repurchased during fiscal 2016, has increased the weighted average number of shares used to calculate FEPS in fiscal 2017. During Q1 2017, we repurchased a further 3.1 million shares;
  Growth in lending and insurance businesses: We continued to experience volume growth and operating efficiencies in our lending and insurance businesses during Q1 2017, which has resulted in an improved contribution to our financial inclusion revenue and operating income;
  Impact of changes in specific regulations in South Korea governing fees charged on card transactions: Recently introduced regulations governing the fees that may be charged on card transactions have adversely impacted our revenues and operating income in South Korea;
  Lower prepaid sales resulting from improved security features to our Manje products: The introduction of our new biometric-linking feature was implemented this quarter and adversely impacted the number of transacting users purchasing prepaid products through our mobile channel; and
  Ongoing contributions from EPE offering: Our EPE offering contributed to an increase in revenue and operating income as more we expanded our customer base utilizing our ATM infrastructure.

"We are off to a good financial start for fiscal 2017 and have been very focused on driving a number of initiatives," said Serge Belamant, Chairman and CEO of Net1. "We believe that our recent reorganization, which focuses certain executives on specific tasks, our acquisition strategy that grows and diversifies our international revenue base and also provides us access to new and skilled management teams, our diversification efforts in South Africa that will reduce concentration risk and increase the group's revenue and profitability, and our cooperation with Blue Label, should result in meaningful earnings growth, which in turn should enhance shareholder value," he concluded.

"There are a number of variables that will have an impact on our fiscal 2017 results," said Herman Kotze, Chief Financial Officer of Net1. "These include the status of our SASSA contract and the financial impact of the Blue Label transaction when completed. Blue Label's financial results will in turn be dependent on the financial contribution from its acquisition of 45% of Cell C when completed. We will provide updates on these significant variables and the impact on our guidance when we have more visibility. We currently anticipate our fundamental earnings per share for fiscal 2017 to be at least $1.65. In formulating our guidance, we continue to assume that our existing contract with SASSA remains in effect for the full year on the existing terms and conditions, a constant currency base of ZAR 14.38/$1, an updated share count of 56 million shares, and a tax rate between 33%-35%," he concluded.

Corporate Actions:

Sale of common stock

On October 6, 2016, we entered into stock purchase agreements with two investors under which we agreed to sell each of the investors 2.5 million shares of the our common stock at a price of $9.00 per share, for aggregate gross proceeds to us of $45.0 million. Closing of the transactions is scheduled to occur on or about November 9, 2016.

Strategic investment in Blue Label Telecoms

On October 4, 2016, we entered into a Share Subscription Agreement (the “Blue Label Subscription Agreement”) with Blue Label Telecoms Limited, a JSE-listed company which is a leading provider of prepaid electricity and airtime in South Africa. Pursuant to the Blue Label Subscription Agreement, we will purchase approximately 117.9 million ordinary shares of Blue Label at a price of ZAR 16.96 per share, for an aggregate purchase price of ZAR 2.0 billion ($144.3 million, translated at exchange rates applicable as of September 30, 2016) in cash. We expect that the proceeds from the investment in Blue Label will be used to partially fund Blue Label’s acquisition of a 45% shareholding in Cell C (Proprietary) Limited, a leading mobile provider in South Africa. Closing of the Company’s investment in Blue Label is subject to closing conditions and is expected to occur simultaneously with the closing of Blue Label’s Cell C investment.

We expect to fund the transaction through a combination of cash on hand, a portion of a ZAR 1.4 billion loan facility to be provided to us from FirstRand Bank Limited (acting through its Rand Merchant Bank division), or RMB, as described below and the sale of common stock referred to above.

RMB Loan Facilities

On October 20, 2016, we entered into loan facility with RMB, pursuant to which, among other things, we may borrow up to an aggregate of ZAR 1.4 billion ($101.0 million, translated at exchange rates applicable as of September 30, 2016) to finance a portion of our working capital requirements and a portion of our proposed investment in Blue Label. The amounts available under these loans and an escrow deposit of ZAR 600 million ($43.3 million, translated at exchange rates applicable as of September 30, 2016) made by us serve as security for a guarantee issued by RMB in favor or Blue Label. Interest on the loan facility is payable monthly based on the Johannesburg Interbank Agreed Rate, or JIBAR, in effect from time to time plus an average margin of 2.25% . The JIBAR rate was 7.1% on October 20, 2016.

Principal repayments on the loan facility are due in eight equal quarterly installments, beginning on January 31, 2017, and all of the facility matures on October 20, 2018. The loan facility is secured by a pledge of our entire equity interest in Blue Label. The loan facility contains customary covenants that require us to maintain a specified total net leverage ratio and restrict the ability of most of our South African subsidiaries from making certain distributions with respect to their capital stock, prepay other debt, encumber their assets, incur additional indebtedness, make investment above specified levels, engage in certain business combinations and engage in other corporate activities.

Results of Operations by Segment and Liquidity

Our operating metrics will be updated and posted on our website (www.net1.com).

South African transaction processing

Segment revenue was $57.6 million in Q1 2017, up 3% compared with Q1 2016 in USD, and up 13% on a constant currency basis. In ZAR, the increase in segment revenue and operating income was primarily due to higher EPE transaction revenue as a result of increased usage of our ATMs, more low-margin transaction fees generated from card holders using the South African National Payment System, increased inter-segment transaction processing activities, and a modest increase in the number of social welfare grants distributed. Our operating income margin for each of Q1 2017 and 2016 was 24%, respectively. Our Q1 2017 margin includes higher EPE revenue as a result of increased ATM transactions, an increase in inter-segment transaction processing activities, an increase in the number of beneficiaries paid in Q1 2017 and a modest increase in the margin of transaction fees generated from cardholders using the South African National Payment System, which was partially offset by annual salary increases granted to our South African employees.

International transaction processing

Segment revenue was $46.2 million in Q1 2017, up 12% compared with Q1 2016 in USD, and up 22% on a constant currency basis. Segment revenue increased during Q1 2017, primarily due to the inclusion of T24 and Masterpayment; however, this growth was partially offset by a lower contribution from KSNET due to the regulatory changes governing the fees that may be charged on card transactions. Operating income during Q1 2017 was lower due a decrease in revenue and an increase in depreciation expenses at KSNET, and ongoing ZAZOO start-up costs in the UK and India, which was partially offset by a positive contribution by T24 and XeoHealth. Operating income margin for Q1 2017 and 2016 was 13% and 16%, respectively. Masterpayment has commenced implementing its expansion plan and we expect to incur additional expenses in the second quarter of fiscal 2017 as it enters new markets.

Financial inclusion and applied technologies

Segment revenue was $63.5 million in Q1 2017, down 6% compared with Q1 2016 in USD and up 3% on a constant currency basis. In ZAR, Financial inclusion and applied technologies revenue and operating income increased primarily due to from increased volumes and improved operating efficiencies in our lending and insurance businesses, and, in ZAR, an increase in inter-segment revenues, more ad hoc terminal and card sales, which was offset by fewer prepaid airtime and other value-added services sales. These sales were specifically impacted this quarter by the introduction of our new biometric-linking feature which adversely impacted the number of transacting users purchasing prepaid products through our mobile channel. Operating income margin for the Financial inclusion and applied technologies segment was 24% and 25%, during Q1 2017 and 2016, respectively, and has decreased primarily due to the increase in branch infrastructure and staff compliment, which was partially offset by improved revenues from our lending and insurance businesses and an increase in inter-segment revenues.

Corporate/eliminations

Our corporate expenses have decreased primarily due to reversal of stock-based compensation charges, the impact of the stronger U.S. dollar on goods and services procured in other currencies, primarily the ZAR, and lower amortization costs, partially offset by modest increases in U.S. dollar denominated goods and services purchased from third parties and directors’ fees.

Cash flow and liquidity

At September 30, 2016, our cash balances were $205.3 million, which comprised mainly ZAR-denominated balances of ZAR 1.2 billion ($87.1 million), U.S. dollar-denominated balances of $73.2 million, KRW-denominated balances of KRW 35.8 billion ($32.5 million) and other currency deposits, primarily euros, of $12.5 million. The decrease in our cash balances from June 30, 2016, was primarily due to repurchase of shares of our common stock, unscheduled repayments of our Korean debt, the investment in MobiKwik and capital expenditures, which was partially offset by the expansion of most of our core businesses, and the weakening of the U.S. dollar against our primary functional currencies.

Excluding the impact of interest received, interest paid under our Korean debt and taxes, the increase in cash from operating activities resulted from improved trading activity during fiscal 2017. Capital expenditures for Q1 2017 and 2016 were $3.4 million and $10.7 million, respectively, and have decreased primarily due to the acquisition of fewer payment processing terminals in South Korea. During Q1 2017, we paid $15.3 million for the issued and outstanding shares of MobiKwik. During the Q1 2017, we paid approximately $31.6 million to repurchase 3,137,609 shares of our common stock and also paid $0.5 million, on July 1, 2016, related to settlement of amounts outstanding related to the repurchases at the end of June 2016. We also made a $26.7 million unscheduled repayment of our Korean debt, utilized approximately $0.5 million of our Korean facility to pay a portion of our quarterly interest due. In addition, we paid a dividend of approximately $0.6 million to certain of our non-controlling interests.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of KSNET debt facility fees and US government investigations-related and US lawsuit expenses as well as, in fiscal 2017, costs related transaction and acquisition consummated or ultimately not pursued, and in fiscal 2016, US government investigations-related and US lawsuit expenses. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the profit on sale of property, plant and equipment. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review Q1 2017 results on November 4, 2016, at 8:00 Eastern Time. To participate in the call, dial 1-855-481-5362 (US and Canada), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through November 27, 2016.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended
	September 30,
	2016	2015
	(In thousands, except per share data)

REVENUE	$155,633	$154,473

EXPENSE

Cost of goods sold, IT processing, servicing and support	74,780	77,382

Selling, general and administration	38,468	35,761

Depreciation and amortization	10,204	10,115

OPERATING INCOME	32,181	31,215

INTEREST INCOME	4,304	4,275

INTEREST EXPENSE	796	974

INCOME BEFORE INCOME TAX EXPENSE	35,689	34,516

INCOME TAX EXPENSE	11,103	10,897

NET INCOME BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	24,586	23,619

EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	659	188

NET INCOME	25,245	23,807

LESS NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	613	787

NET INCOME ATTRIBUTABLE TO NET1	$24,632	$23,020

Net income per share, in U.S. dollars
Basic earnings attributable to Net1 shareholders	$0.46	$0.49
Diluted earnings attributable to Net1 shareholders	$0.46	$0.49

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	Unaudited	(A)
	September 30,	June 30,
	2016	2016
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$205,329	$223,644
Pre-funded social welfare grants receivable	1,738	1,580
Accounts receivable, net of allowances of – September: $1,453; June: $1,669	108,088	107,805
Finance loans receivable, net of allowances of – September: $3,919; June: $4,494	38,941	37,009
Inventory	10,694	10,004
Deferred income taxes	7,484	6,956
Total current assets before settlement assets	372,274	386,998
Settlement assets	593,503	536,725
Total current assets	965,777	923,723
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of – September: $112,336; June: $99,969	53,338	54,977
EQUITY-ACCOUNTED INVESTMENTS	25,560	25,645
GOODWILL	187,875	179,478
INTANGIBLE ASSETS, net of accumulated amortization of – September: $97,139; June: $91,208	47,611	48,556
OTHER LONG-TERM ASSETS, including reinsurance assets	45,089	31,121
TOTAL ASSETS	1,325,250	1,263,500

LIABILITIES
CURRENT LIABILITIES
Short-term credit facilities	-	-
Accounts payable	13,956	14,097
Other payables	42,535	37,479
Current portion of long-term borrowings	9,078	8,675
Income taxes payable	16,572	5,235
Total current liabilities before settlement obligations	82,141	65,486
Settlement obligations	593,503	536,725
Total current liabilities	675,644	602,211
DEFERRED INCOME TAXES	11,397	12,559
LONG-TERM BORROWINGS	18,156	43,134
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	2,793	2,376
TOTAL LIABILITIES	707,990	660,280
COMMITMENTS AND CONTINGENCIES
EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - September: 52,521,345; June: 55,271,954	74	74
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: September: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	222,637	223,978
TREASURY SHARES, AT COST: September: 23,621,541; June: 20,483,932	(273,238)	(241,627)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(167,842)	(189,700)
RETAINED EARNINGS	724,954	700,322
TOTAL NET1 EQUITY	506,585	493,047
REDEEMABLE COMMON STOCK	107,672	107,672
NON-CONTROLLING INTEREST	3,003	2,501
TOTAL EQUITY	617,260	603,220

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,325,250	$1,263,500

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended
	September 30,
	2016	2015
	(In thousands)
Cash flows from operating activities
Net income	$25,245	$23,807
Depreciation and amortization	10,204	10,115
Earnings from equity-accounted investments	(659)	(188)
Fair value adjustments	(83)	1,433
Interest payable	32	709
Loss (Profit) on disposal of property, plant and equipment	66	(95)
Stock-based compensation (reversal) charge, net	(1,324)	726
Facility fee amortized	36	34
Decrease (Increase) in accounts receivable, pre-funded social welfare grants receivable
and finance loans receivable	7,766	(17,278)
Increase in inventory	(104)	(931)
Increase in accounts payable and other payables	3,040	2,972
Increase in taxes payable	10,956	7,824
Decrease in deferred taxes	(1,632)	(1,026)
Net cash provided by operating activities	53,543	28,102
Cash flows from investing activities
Capital expenditures	(3,423)	(10,698)
Proceeds from disposal of property, plant and equipment	69	348
Investment in MobiKwik	(15,347)	-
Dividends received from equity accounted investments	370	-
Net change in settlement assets (A)	(37,394)	(23,496)
Net cash used in by investing activities	(55,725)	(33,846)
Cash flows from financing activities
Acquisition of treasury stock	(32,081)	-
Repayment of long-term borrowings	(26,669)	-
Dividends paid to non-controlling interest	(555)	-
Long-term borrowings utilized	247	720
Proceeds from issue of common stock	-	3,762
Net change in settlement obligations (A)	37,394	23,496
Net cash (used in) provided by financing activities	(21,664)	27,978
Effect of exchange rate changes on cash	5,531	(14,207)
Net (decrease) increase in cash and cash equivalents	(18,315)	8,027
Cash and cash equivalents – beginning of period	223,644	117,583
Cash and cash equivalents – end of period	$205,329	$125,610

(A) - Net change in settlement assets and net change in settlement assets included in the unaudited condensed consolidated statement of cash flows for the three months ended September 30, 2015, have been increased by $1.9 million as a result of the restatement described in Note 2—Significant accounting policies—settlement assets and settlement obligations to the Company’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended June 30, 2016.

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended September 30, 2016 and 2015 and June 30, 2016

								Change – constant
				Change - actual				exchange rate(1)
				Q1 ‘17		Q1 ‘17		Q1 ‘17		Q1 ‘17
				vs		vs		vs		vs
Key segmental data, in $ ’000,	Q1 ‘17	Q1 ‘16	Q4 ‘16	Q1‘16		Q4 ‘16		Q1‘16		Q4 ‘16
Revenue:
South African transaction processing	$57,568	$55,639	$53,577	3%		7%		13%		1%
International transaction processing	46,190	41,229	47,154	12%		(2%	)	22%		(8%	)
Financial inclusion and applied
technologies	63,542	67,360	62,071	(6%	)	2%		3%		(4%	)
Subtotal: Operating segments	167,300	164,228	162,802	2%		3%		11%		(3%	)
Intersegment eliminations	(11,667)	(9,755)	(11,543)	20%		1%		30%		(5%	)
Consolidated revenue	$155,633	$154,473	$151,259	1%		3%		10%		(3%	)

Operating income (loss):
South African transaction processing	$13,548	$13,511	$12,662	0%		7%		9%		0%
International transaction processing	5,817	6,543	7,793	(11%	)	(25%	)	(3%	)	(30%	)
Financial inclusion and applied
technologies	15,183	16,554	13,457	(8%	)	13%		(0%	)	6%
Subtotal: Operating segments	34,548	36,608	33,912	(6%	)	2%		3%		(4%	)
Corporate/Eliminations	(2,367)	(5,393)	(1,729)	(56%	)	37%		(52%	)	29%
Consolidated operating income	$32,181	$31,215	$32,183	3%		(0%	)	12%		(6%	)

Operating income margin (%)
South African transaction processing	24%	24%	24%
International transaction processing	13%	16%	17%
Financial inclusion and applied
technologies	24%	25%	22%
Consolidated operating margin	21%	20%	21%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the Q1 2017 also prevailed during Q1 2016 and Q4 2016.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended September 30, 2016 and 2015

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2016	2015	2016	2015	2016	2015	2016	2015

GAAP	24,632	23,020	0.46	0.49	347,430	298,300	6.45	6.36

Intangible asset amortization, net .	2,167	2,554			30,567	39,886
Stock-based compensation (reversal) charge	(1,324)	726			(18,675)	9,408
Transaction costs	242	-			3,413	-
Facility fees for KSNET debt	36	34			508	441
US government investigations- related and US lawsuit expenses	-	124			-	1,607
Fundamental	25,753	26,458	0.48	0.56	363,243	349,642	6.75	7.45

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended September 30, 2016 and 2015

	2016	2015

Net income (USD’000)	24,632	23,020
Adjustments:
Loss (Profit) on sale of property, plant and equipment	66	(95)
Tax effects on above	(18)	27

Net income used to calculate headline earnings (USD’000)	24,680	22,952
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	53,832	46,620
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	53,923	47,080
Headline earnings per share:
Basic, in USD	0.46	0.49
Diluted, in USD	0.46	0.49

Calculation of the denominator for headline diluted earnings per share

	Q1 ‘17	Q1 ‘16

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	53,832	46,620
Effect of dilutive securities under GAAP	91	460
Denominator for headline diluted earnings per share	53,923	47,080

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.